EXHIBIT 99.1

Fifth Street Finance Corp. Releases Its Newsletter for October 2012

WHITE PLAINS, N.Y., Oct. 23, 2012 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (Nasdaq:FSC) released its October newsletter today.

Fifth Street Posts Record Originations for Month of October

The "risk on" trade in credit markets continues as the increase in deal volumes meets a wall of liquidity. From our vantage point, we are seeing sponsors and lenders pricing transactions as if the liquidity spigot never shuts off. While this may work in the short-term, Fifth Street does not believe it is a long-term plan for success. Markets face multiple risks after the election and in 2013 with either candidate for U.S. President likely to make the tough decisions early in their term.

As a result, we are using our broad platform and deep sponsor relationships to pick our spots. We continue to work with sponsors that value a partnership with their lenders rather than the tightest terms the market can bear. Our ability to hold positions across the debt capital structure in larger hold sizes enables us to generate a premium when investing in quality transactions. Furthermore, we are able to take advantage of the frothiness in credit markets by exiting certain positions and realizing gains. So far, the December quarter is off to a strong start with $120 million in gross originations closed in the beginning of October. This is the most Fifth Street has ever originated in the month of October, and positions us well for a potential record December quarter in gross originations.

Our sponsor relationships, underwriting expertise and market reputation are creating opportunities for Fifth Street's capital markets platform to agent and syndicate attractive risk/reward deals, while producing a wider universe of potential investments. Our ability to invest up and down a company's debt structure enables us to generate excess returns where there is relative value within the structure. We see our capital markets activities growing over time to enhance our market presence and become a meaningful contributor to growth in our net asset value.

We are also looking to expand our sponsor outreach effort by attracting experienced professionals in our White Plains, NY, Chicago, IL and Greenwich, CT locations. The right candidates will have the backgrounds and skills to help us augment the origination platform, develop new sponsor relationships and maintain the visibility of Fifth Street's brand and awareness in the marketplace.

BDC Capital Raises Bring New Entrants

BDCs were busy raising capital with some analysts calling the September quarter a post-credit crisis record for capital raising. Investor demand for the stable yields offered by BDCs is also bringing new competitors into the market. Several new BDCs are in the queue to raise capital in public and private markets. We believe institutional quality managers with brand names using the BDC structure are a net positive for the sector, but with the barriers to entry high, we expect our competitive position will remain strong.

First Baby Bond Offering a Success

We recently closed our first baby bond offering which extends the duration of our liabilities and provides investors a lower risk way to invest in Fifth Street (because it is senior in the capital structure to our common equity). The offering was well received by investors and provides Fifth Street with $75 million in aggregate principal amount of 5.875% senior unsecured notes due in 2024.  The pricing was also in line with the top-rated BDCs.

By adding 12-year unsecured debt, we are able to reduce risk in our balance sheet by extending the duration of our liabilities to over 5.5 years. Furthermore, assets purchased with unsecured debt can be pledged to our existing credit facilities, thereby increasing our borrowing base and overall debt capacity. Adding fixed rate debt also positions us to benefit from a potential future increase in interest rates.

Over time, we believe pricing for investment grade rated BDC baby bonds should tighten as investors demand less of a finance company premium for BDCs due to their much lower leverage than traditional finance companies. Fifth Street is applying to list the bonds on the New York Stock Exchange under the trading symbol "FSCE," and if the application is approved, expects trading in the bonds to begin within 30 days from the original issue date.

$1 Billion Market Cap!

Fifth Street's shares recently traded at a 52-week high which brought our market capitalization to over $1 billion. Crossing this important threshold opens up a new investor base for our shares and further demonstrates our importance in the marketplace to our lenders. This should ultimately lead to a lower cost of equity and debt capital in the future.

Until Next Time

We look forward to meeting with our Midwest-based sponsors at the 2012 Midwest ACG Capital Connection Conference on October 23, 2012. Len Tannenbaum, our CEO, will be a speaker at the conference luncheon and will discuss the success of our Midwest market penetration. The long-term investment in our Chicago office continues to bear fruit and has become a larger part of our originations mix.

Our investors and analysts can look forward to our September quarter-end and fiscal 2012 year-end results on November 28, 2012. Our results will be released after the market closes on November 28, 2012 with a conference call to be held at 10:00 AM ET on November 29, 2012.

As a reminder, Fifth Street generally does not release a newsletter in the months it reports earnings.

Sincerely,

The Fifth Street Team

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies, primarily in connection with investments by private equity sponsors.  Fifth Street Finance Corp.'s investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp.  Words such as "believes," "expects," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in Fifth Street Finance Corp.'s filings with the Securities and Exchange Commission.  Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Investor Contact:
         Dean Choksi, SVP of Finance & Head of Investor Relations
         Fifth Street Finance Corp.
         (914) 286-6855
         dchoksi@fifthstreetfinance.com

         Media Contact:
         Steve Bodakowski
         Prosek Partners
         (203) 254-1300 ext. 141
         pro-fifthstreet@prosek.com